Exhibit 99.2

KKR Appoints New Independent Director to Board

NEW YORK, February 23, 2011—KKR & Co. L.P. (NYSE: KKR) today announced that Thomas M. Schoewe is being appointed to the Board of Directors of KKR Management LLC, the managing partner of KKR, and its Audit Committee and Conflicts Committee, effective on March 14, 2011.

Mr. Schoewe, 59, is the former executive vice president and chief financial officer of Wal-Mart Stores, Inc.   In this position, he was responsible for accounting and control, business planning and analysis, internal auditing, treasury and tax.  Before Wal-Mart, he served as senior vice president and chief financial officer of Black and Decker Corp., a position he held from 1993 to 1999. Prior to his work at Black and Decker, he served as chief financial officer of Beatrice Consumer Durables, a division of Beatrice Companies.

Mr. Schoewe is currently a member of the Board of Directors of PulteGroup (NYSE: PHM) and a trustee for The First Tee Foundation, a charitable youth organization. A member of Financial Executives International, Mr. Schoewe holds a Bachelor of Business Administration degree in Finance from Loyola University of Chicago.

KKR’s other independent directors include Joseph A. Grundfest, Stanford Law Professor and former Commissioner of the Securities and Exchange Commission, Dieter Rampl, Chairman of Unicredit Group, and Robert W. Scully, former member of the Office of the Chairman of Morgan Stanley, who were appointed on July 15, 2010.

ABOUT KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $61.0 billion in assets under management as of December 31, 2010. With 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platforms. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR’s website at www.kkr.com.

CONTACT INFORMATION

Investor Relations:	Media Contact:
Jonathan Levin Kohlberg Kravis Roberts & Co. L.P. Tel: +1 (877) 610-4910 (U.S.) / +1 (212) 230-9410 investor-relations@kkr.com	Peter McKillop or Kristi Huller Kohlberg Kravis Roberts & Co. L.P. Tel:+ 1 (212) 750-8300 media@kkr.com